EXHIBIT 99.1

http://www.soma-ceuticals.com

AngioSoma, Inc. (OTC: SOAN) Announces Grant of Patent for Flagship Drug

Houston, Texas May 14, 2018 (GLOBE NEWSWIRE) --- AngioSoma, Inc. (SOAN) is excited to announce that the U.S. Patent Office has agreed to grant our patent application for our flagship pharmaceutical, LiprostinTM that is intended to treat Peripheral Artery Disease, or PAD.

We are told the market opportunity is significant with 8 million U.S. diagnosed cases of PAD costing $212 - $389 billion annually.  PAD costs exceed diabetes, coronary artery disease and cancers. It is reported that 60% to 70% of diabetics contract peripheral artery disease, often resulting in amputation as treatment.

Clinical Trials I, and II a-b-c have shown that LiprostinTM is effective for treating walking pain and circulation.  However, the third clinical trial must be successfully completed before LiprostinTM may be commercialized.

A past director and significant stockholder has proposed that we reassign the patent and related technology to our founder and affiliate.  We are considering his proposal.

Nutraceuticals include StemStrengthTM. an all-natural stimulant for accelerated muscle and tissue development and RockOnTM, a potent libido complex tonic for male and female usage, containing popular ingredients for sexual health.

Our cosmeceuticals include three products:

Rapid Wrinkle ReducerTM: a skin-smoothing serum gentle enough for everyday use. Instant results from plant extracts help reduce the appearance of fine lines and wrinkles and help to combat the appearance of aging skin.

Powerful Peptide Eye SerumTM: helps to reduce the appearance of eye bags, dark circles, and puffy eyes by relieving the accumulation of fluids and increasing the firmness around your eyes.

Collagen Anti-Aging CrèmeTM: nourishes and protects skin while encouraging skin cell renewal. It supports elastin and collagen production, which promotes skin moisture, elasticity, and thickness. It also has a healing effect on troubled or damaged skin areas.

ABOUT ANGIOSOMA, INC.

AngioSoma, Inc. (http://www.angiosoma.com), a Nevada corporation based in Houston, Texas, markets our SomaceuticalsTM line of health supplements. Our innovative supplements cover three industry segments: nutraceuticals, cosmeceuticals, and pharmaceuticals, all dedicated to improving the mental and physical wellbeing of men and women... Alex Blankenship, CEO, has expressed her appreciation for the valuable contribution of AllianceTek, for developing the marketing strategy as well as the design and creation of our marketing website: www.soma-ceuticals.com.

CONTACT

Alex Blankenship

AngioSoma, Inc.

Alex@AngioSoma.com